Exhibit 10.3

[*Designates portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission]

LICENSE AND DISTRIBUTION AGREEMENT

This License and Distribution Agreement (“Agreement”) is made to be effective as of June 22, 2007 (“Effective Date”) by and between NutraCea, a California corporation, with principal offices located at 5090 North 40th Street, Suite 400, Phoenix, Arizona 85018 (“NutraCea”), and Pacific Advisors Holdings Limited, a company incorporated under the laws of British Virgin Islands, with principal offices at _______________ (“Licensee”). The parties agree as of the Effective Date as follows:

1.    Background and Purpose.

1.1.    Licensee. Licensee and its affiliates have relationships with rice mills in the Republic of Indonesia, Vietnam, Thailand, Malaysia, Australia, New Zealand and Singapore (the “Territory”).

1.2.    NutraCea. NutraCea owns rights to the stabilized rice bran products for human and animal consumption more fully described on Exhibit A, attached hereto (the “Products”). The Products are distributed under trademarks and trade names having valuable reputation and good will that belong exclusively to NutraCea. NutraCea actively promotes its Products and requires an effective distribution network.

1.3.    Joint Entity. Licensee is a member of Grain Enhancement LLC (the “Joint Entity”), a limited liability company formed under the laws of the State of Delaware for the sole purpose of establishing and operating one or more Product manufacturing facilities in the Territory. In order to commercialize and distribute the Products in the Territory, Licensee wishes to obtain the License granted under this Agreement, and to then sublicense to the Joint Entity the License and the distribution rights granted under this Agreement, under the terms and conditions set forth hereunder.

1.4.    License; Supply of Materials and Distribution of Products. NutraCea and Licensee wish to enter into an agreement in which NutraCea grants Licensee an exclusive and assignable license to utilize NutraCea’s proprietary stabilization equipment and all of NutraCea’s associated patents, patent applications, copyrights, trade secret, know how or other intellectual property related to the production of the Products (collectively the “Intellectual Property”) as provided herein. Notwithstanding the foregoing, all rights to produce, operate and maintain such equipment shall remain with NutraCea.

2.    License.

2.1.    Grant of License; Right to Sublicense. NutraCea hereby grants to Licensee the sole, exclusive (even as to NutraCea), [*] right and license (“the License”) to make, use, lease, have made, sell, offer for sale, distribute, and otherwise commercialize the Products within the Territory and a limited right to use the Intellectual Property solely for such purposes, subject in all cases to the terms and conditions contained herein. Notwithstanding anything to the contrary herein, NutraCea expressly retains the right to install, operate and maintain NutraCea’s stabilization equipment at Licensee’s facilities in the Territory in accordance with the terms of the Rice Bran Stabilization Equipment Lease between the parties of equal date herewith. [*] Licensee may grant sublicenses under the License; provided, that any such sublicense shall be subject to and consistent in all respects with the terms and provisions of this Agreement. The License shall be irrevocable while this Agreement is in effect.

2.2.1    Sublicense to Joint Entity. NutraCea hereby expressly authorizes Licensee to grant a sublicense (the “Sublicense”) of the License to the Joint Entity on such terms to be agreed to by Joint Entity and Licensee; provided, however, that the License Fee payable by Licensee to NutraCea shall not be assignable to the Joint Entity or any other third party, and that the obligation to pay the License Fee shall remain the exclusive obligation of Licensee.

2.2.2.    Assignment to Joint Entity. The parties hereto acknowledge that the Joint Entity may in the future seek to raise additional capital to increase its ability to commercialize the Products in the Territory by means of a public offering or private placement, or may seek to sell the Joint Entity or its assets, and further acknowledge that in connection with any such transaction, the Joint Entity will, in all likelihood, have to acquire the License. The parties further agree that any such fundamental transaction would be in the best interests of both parties to this Agreement and, therefore, that it is in their mutual best interests that Licensee have the ability and authority to assign this License to the Joint Entity as provided herein. No such assignment shall limit or reduce the obligation of Licensee to pay to NutraCea the License Fee specified in Section 8. Accordingly, NutraCea hereby agrees that if (A) the Joint Entity effects an underwritten public offering in which it or its successor receives gross proceeds equal to or greater than [*] U.S. Dollars ($ [*]), (B) the equity securities of the Joint Entity become listed or publicly traded on any of The Nasdaq Stock Market, the New York Stock Exchange, the American Stock Exchange, the London Stock Exchange, the Indonesia Stock Market, the Over-the-Counter Bulletin Board, or any other recognized stock exchange; (C) the Joint Entity completes a private equity offering in which the gross proceeds are equal to or greater than [*] U.S. Dollars ($[*]); or (D) the Joint Entity completes a merger, consolidation or reorganization with or into any other entity or entities, or a sale of all or substantially all of its assets, then, notwithstanding Section 12.1, Licensee shall be permitted to assign the entire License, and all of Licensee’s rights thereunder, to Joint Entity, provided that at the time of the assignment the Joint Entity pays NutraCea an additional one-time license fee of [*] U.S. Dollars ($ [*]) (“Assignment Fee”). Licensee may not, however, delegate its obligations to pay the License Fee under Section 8 to the Joint Entity, nor shall the guarantor under the guaranty listed in Section 8.1 be relieved from its obligations to NutraCea as a result of the foregoing assignment.

2.2.    Scope of License. NutraCea expressly reserves all rights to use, market, and commercialize and sell the Products under the same or similar names outside of the Territory. NutraCea reserves the right to use and license the Intellectual Property for use outside of the Territory. Nothing contained herein is intended to restrict or prevent NutraCea from selling or licensing products with similar or identical formulations outside of the Territory.

2.3.    Reserved Rights. All rights not granted to Licensee hereunder are specifically reserved and retained by NutraCea.

2.4.    Reserved Trademarks. Licensee acknowledges that NutraCea has previously granted to various third parties, rights to market the Products under various other trade names outside of the Territory. Licensee agrees that it shall have no rights with regard to such trademarks and that the License shall not prevent or interfere in any manner with the continued rights of such third parties and NutraCea to use and commercialize products under such trademarks. Licensee agrees that it will not sell or market or distribute any products bearing any other NutraCea trademarks. Licensee agrees that all Products distributed under this Agreement within the Territory will acknowledge the existence of the License and NutraCea as the licensor by including the licensed marks (and associated logo) specified by NutraCea from time to time in exactly in the form provided by NutraCea on the packaging and in conformance with any and all reasonable usage policies provided to Licensee by NutraCea from time to time.

2.5     NutraCea’s Representations. NutraCea warrants and represents that:

  (a)    the execution and delivery by NutraCea of this Agreement do not, and compliance by NutraCea with the provisions hereof will not, (A) conflict with or result in a breach or default under any of the terms, conditions or provisions of any license or other contract to which NutraCea is a party; or (B) violate any law applicable to NutraCea;

  (b)    the use of the Intellectual Property by Licensee and the Joint Entity in accordance with this Agreement will not infringe the rights of any individual, corporation, partnership, association, limited liability company, trust, estate or other entity (a “Person”); and

  (c)    no Person (including any affiliate of NutraCea) other than Licensee has the right to use, or license other Persons to use, the Intellectual Property in the Territory, and NutraCea will not use the Intellectual Property in the Licensed Territory.

2.6    Licensee’s Representations. Licensee warrants and represents that the execution and delivery by Licensee of this Agreement do not, and compliance by Licensee with the provisions hereof will not, (i) conflict with or result in a breach or default under any of the terms, conditions or provisions of any license or other contract to which Licensee is a party; or (ii) violate any law applicable to Licensee.

2.7    Competing Products and Equipment. In consideration for the grant of the License, Licensee hereby agrees that for the term of [*], Licensee shall not produce or attempt to produce any equipment for the stabilization of rice bran, and that Licensee shall only use the rice bran stabilization technologies or equipment manufactured and supplied by NutraCea.

3.    Ownership and Use of Intellectual Property.

3.1.    NutraCea’s Ownership in the Intellectual Property. Licensee acknowledges that NutraCea owns the Intellectual Property and all rights, title, and interest therein other than the License granted hereunder, and that nothing in this Agreement shall give Licensee any right, title or interest in or to the Intellectual Property other than pursuant to the License granted herein. Notwithstanding anything to the contrary, Licensee shall not: (i) take any action inconsistent with NutraCea’s ownership of the Intellectual Property; or (ii) sell, distribute, assign or otherwise transfer to any third party or encumber the Intellectual Property, except as expressly permitted herein; or (iii) use or sell any Products or other items licensed hereunder outside of the Territory. [*]

3.2.    Obligation to Protect. Licensee shall use reasonable efforts to protect NutraCea’s proprietary rights in and to the Intellectual Property in the Territory and, at its own expense, shall reasonably cooperate in NutraCea’s efforts to protect its proprietary rights in and to the Intellectual Property. Licensee shall notify NutraCea of any known or suspected breach of NutraCea’s proprietary rights that comes to Licensee’s attention.

3.3.    Confidentiality. Licensee acknowledges that in the course of performing its obligations hereunder, it will receive information which is confidential and proprietary to NutraCea. Licensee agrees not to use such information except in performance of this Agreement and not to disclose such information to third parties. All information that is given to Licensee by NutraCea will be treated as confidential and will not be disclosed to any other party. In addition, Licensee will receive, pursuant to this Agreement, certain financial and/or marketing information from NutraCea. Licensee shall not disclose this information to any third party without the prior written consent of NutraCea. At all times herein, Licensee shall treat such information as it would its own proprietary information.

4.    Quality Control.

4.1.    Adherence to Quality Standards. Licensee agrees that the nature and quality of all goods and services provided by Licensee in connection with the use of the Intellectual Property shall conform to the standards set by Licensee for its own goods and services (“Quality Standards”). Such Quality Standards shall be reasonable, shall be no less than the quality standards imposed by NutraCea in general, and shall be at least equal in quality to Licensee’ goods and services prior to the Effective Date.

4.2.    Limitations on Use. All uses of the Intellectual Property shall be in accordance with the provisions of this Agreement and Licensee shall not use the Intellectual Property in any manner that is inconsistent with the scope of the License.

5.    Authorized Distributor. In addition to granting the License, NutraCea hereby authorizes Licensee to act as an independent, exclusive distributor for the sale and marketing of Products manufactured by NutraCea and sold to Licensee or the Joint Entity for re-sale in the Territory. The right of Licensee, or the Joint Entity if Licensee desires to distribute NutraCea’s Products through the Joint Entity, to distribute Products manufactured by NutraCea shall be limited to sales conducted the Republic of Indonesia, Vietnam, Thailand, Malaysia, and Singapore. Notwithstanding anything to the contrary contained herein, the rights of Licensee with respect to the sale and marketing of Products in Australia and New Zealand shall not commence until the Joint Entity has completed and commenced operating manufacturing facilities in the Territory for the production of stabilized rice bran at a level sufficient to immediatley ship stabilized rice bran in sufficient quantities to service Australia and New Zealand. Licensee, or if applicable the Joint Entity, may market and distribute Products it purchases from NutraCea only as set forth in this Agreement. Licensee further agrees not to distribute or market any items competitive with the Products or to distribute the Products for sale outside of the Territory. NutraCea agrees that the activities of Licensee and its affiliates in connection with producing, distributing and selling wheat flour that does not contain rice bran shall not be deemed to be a competitive activity. This distribution right shall continue for the term of this Agreement.

6.    Obligations of the Parties. In furtherance of this Agreement, each party shall be responsible for the following, each of which is a material obligation of that party hereunder:

6.1.    Obligations of Licensee or its Sublicensee.

6.1.1.    Regulatory Approval of Products. Licensee or the Joint Entity shall submit all appropriate applications and materials necessary to obtain regulatory approval required for the sale of the Products in the Territory upon NutraCea’s delivery of all the required technical data and appropriate documents for product registration to Licensee.

6.1.2.    Marketing and Advertising Products. Licensee or the Joint Entity shall use commercially reasonable efforts to sell the Products in the Territory. Licensee or the Joint Entity shall advertise and otherwise promote the Products in a commercially reasonable manner and shall transmit appropriate Product information and promotional materials to its customers. Licensee or the Joint Entity shall develop sales, marketing, advertising and packaging for the Products for distribution in the Territory. Licensee or the Joint Entity will include the Products in one or more of its marketing materials and otherwise make the Products available to its customers.

6.1.3.    Facilities; Conduct of Business. Licensee represents and warrants to NutraCea that, within [*] months after the date of this Agreement, it or the Joint Entity shall establish and thereafter maintain a minimum of [*] necessary to perform its functions and to carry out its obligations under this Agreement. Licensee or the Joint Entity shall (i) conduct its business in a professional manner that reflects favorably on NutraCea and the Products, (ii) take all action necessary to prevent and avoid deceptive, misleading or unethical practices, (iii) make no false or misleading representations with regard to NutraCea or the Products, (iv) not publish or participate in the publishing of any false, misleading or deceptive advertising material, and (v) make no representations, warranties or guaranties to anyone with respect to the specifications, features or capabilities of the Products that are inconsistent with the literature distributed by NutraCea.

6.1.4.    Reports and Records. If requested by Nutracea, Licensee shall submit to NutraCea monthly sales reports that shall include sales of the Products from all of Licensee’s locations detailed by Product (units and dollars). Licensee shall provide this report to NutraCea no later than the tenth (10th) day of the following month. Licensee shall maintain these records for at least [*] years from the date of creation of each record, contract and account as well as contracts and accounts relating to distribution of all Products, and will permit examination thereof by authorized representatives of NutraCea at all reasonable times for the purposes of an audit.

6.1.5.    Resale Prices. Licensee or the Joint Entity shall be free to unilaterally determine the resale prices for the Products. Licensee or the Joint Entity shall, however, treat all customers equitably and shall not discriminate unlawfully among them in prices, terms or in any other manner. Neither Licensee nor the Joint Entity may sell or market any Products in the United States or any other area outside of the Territory, directly or indirectly, without NutraCea’s express prior written consent.

6.1.6.    Product Training. Representatives of Licensee or the Joint Entity shall attend all training seminars relating to the Products provided by NutraCea to enhance Licensee’ knowledge of the Products, at Licensee’s expense. Licensee or the Joint Entity shall provide sufficient Product training to their sales personnel and customers to further the sale of Products.

6.1.7.    Notification. Licensee will notify NutraCea in writing of any claim or proceeding involving the Products no later than ten (10) days after Licensee learns of such claim or proceeding. Licensee shall also report promptly to NutraCea in writing all claimed or suspected Product defects received by Licensee.

6.1.8.    Compliance with Law. Licensee and the Joint Entity shall comply with all applicable laws and regulations in performing its duties hereunder and in any of its dealings with respect to the Products.

6.2.    Obligations of NutraCea.

6.2.1.    Products Technical Data. NutraCea shall provide Licensee with all required documentation and data sheets for each of the Products necessary for production and registration approvals.

6.2.2.    Sample Products. NutraCea shall ship samples of the Products to the Licensee, the Joint Entity or any of their respective current or potential customers.

6.2.3.    Training and Support; Advertising Materials. NutraCea shall provide to Licensee or the Joint Entity that amount of training and support that NutraCea deems appropriate to enable Licensee or the Joint Entity to sell the Products. NutraCea shall provide Licensee with existing documentation and technical information on the Products.

6.2.4    No Competing Products in Territory. NutraCea currently manufactures and sells the Products in other countries outside of the Territory. In addition, NutraCea may hereafter license or otherwise grant the right to manufacture, sell, distribute or otherwise commercialize the Products outside of the Territory to other entities, including joint ventures or entities in which NutraCea has an economic interest (any entity, other than the Licensee, that receives from NutraCea, directly or indirectly, a license or other right to manufacture, sell, distribute or otherwise commercialize the Products or to otherwise exploit the Intellectual Property is herein referred to a “NutraCea Rights Holder”). NutraCea hereby agrees that neither it, nor any NutraCea Rights Holder shall have or be granted the right at any time during the term of this Agreement, directly or indirectly, to (i) import any Competing Product into the Territory, or (ii) sell or distribute a Competing Product to person or entity with knowledge that such person or entity may thereafter import into the Territory any Competing Product. NutraCea agrees that any agreement that it hereafter enters with any NutraCea Rights Holder shall prohibit the importation of a Competing Product into the Territory. NutraCea further agrees that, if any NutraCea Rights Holder is found to be importing, directly or indirectly, any Competing Product into the Territory, it will use its commercially reasonable efforts to enforce the prohibition in its agreements to terminate and prevent the importation of any Competing Product into the Territory. For the purposes of this Agreement, a “Competing Product” means (x) any Product, or (y) any substance, material or product that when sold in bulk contains or any Product. For example, the importation of SRB into the Territory by a NutraCea Rights Holder shall be prohibited. Likewise, the importation of wheat flour blended with stabilized rice bran is a Competing Product and is prohibited. However, the importation into the Territory of bakery products that are made from wheat flour blended with stabilized rice bran is not Competing Product and is therefore, not prohibited.

7.    Term and Termination.

7.1.    Term. The License granted herein is [*] for the Territory. The distribution rights and obligations set forth in Section 5 shall terminate as set forth in Section 5.

7.2.    Termination Rights for Breach. Either Party may terminate this Agreement, upon written notice following the expiration of a thirty (30) day period to cure, in the event of any of the following: (i) the other party materially breaches this Agreement (including each party’s respective representations in Sections 2.5 and 2.6); (ii) the other party suspends or terminates its business; or (iii) the other party becomes subject to any bankruptcy or insolvency proceedings that are not dismissed within ninety (90) days after such proceedings are instituted. Notwithstanding the foregoing, any uncured breach under subsection 7.2(i) shall be grounds for terminating this Agreement only if such a default materially and adversely affects the other party, its business or assets.

7.3.    Effect of Termination. Upon termination of this Agreement, Licensee’s right to use the Intellectual Property shall be terminated, Licensee or the Joint Entity shall have 180 days to phase out all use of the Intellectual Property and to sell all remaining inventory of the Product. Termination of this Agreement shall in no way affect the rights or liabilities of either NutraCea or Licensee arising during the period prior to such termination or expiration, or release a party from the obligation to make any payment due and owing to the other under this Agreement, all of which obligations the party hereby agrees to fulfill and perform. In no event shall Licensee be entitled to any refund, offset, or return of any portion of the License Fee (defined below) upon termination, and any unpaid portion of the balance of the License Fee shall remain due and owing to the extent provided in Section 8. Each party shall return to the other all tangible materials and information of a proprietary or confidential nature disclosed to the party under this Agreement, and all copies thereof (including, without limitation, all electronic copies.)

8.    License Fee; Guaranty.

8.1.    License Fee Amount; Schedule of Payments. As consideration for the License and rights granted herein, Licensee shall pay NutraCea a fully paid up, one-time (other than with respect to the Assignment Fee) license fee of Five Million U.S. Dollars ($5,000,000) (“License Fee”). The License Fee shall accrue interest from the Effective Date until paid in full at a rate equal to 4.51863% per annum (the LIBOR rate in effect as of June 15, 2007, as quoted in the London edition of the Financial Times). The accrued and unpaid interest and the License Fee shall both be due all due and payable by Licensee on the fifth anniversary of the commencement of stabilized rice bran production by the first rice bran stabilization facility established by Licensee or the Joint Venture. All payments shall be in U.S. Dollars. In order to secure Licensee’s obligations to pay the License Fee and related interest, Licensee shall cause the Guaranty in the form set forth in Exhibit C hereto be executed by a party acceptable to NutraCea.

8.2.    Non-Assignable Obligation. As set forth in Section 2, Licensee may sublicense its rights hereunder to the Joint Entity; however the License Fee shall be the obligation of Licensee and shall not be delegable.

9.    Protection.

9.1.    Infringement. Licensee agrees to promptly notify NutraCea of any infringements, imitations, simulations or other illegal use or misuse of the Intellectual Property which come to Licensee’s attention. Licensee shall have the first right to institute and prosecute at its own expense suit for infringement(s) of the Intellectual Property in the Territory. NutraCea agrees to join as a party plaintiff in any such lawsuit initiated by Licensee, if requested by Licensee, with all costs, attorneys’ fees and expenses to be paid by Licensee. However, if Licensee does not institute suit for material infringement(s) within one hundred eighty (180) days of receipt of written notice from NutraCea of NutraCea’s desire to bring suit for infringement of the Intellectual Property in the Territory in its own name and on its own behalf, then NutraCea may institute and prosecute such suit, at its own expense Licensee. In this event, Licensee shall cooperate in such action with NutraCea, at NutraCea’s expense, including, without limitation, joining as a party. Any money recovered by way of damages or otherwise with respect to such action shall be kept by the party which bore the cost of such action; or, in any case, where the parties have shared the cost, such money shall be shared in proportion to the cost borne by each party.

9.2.    Assistance. The parties shall provide each other with all reasonable assistance in connection with any matter pertaining to the protection, enforcement or infringement of the Intellectual Property used by Licensee, whether in the courts, administrative or quasi-judicial agencies, or otherwise.

10.          Indemnity.

10.1   Indemnity by Licensee. Licensee agrees to indemnify, defend, and hold harmless (including costs and attorneys’ fees) NutraCea and all of its officers, directors, employees and agents from and against (a) any breach by Licensee of any representation, warranty or agreement made in this Agreement, and (b) any and all claims by any third party resulting from Licensee’s acts, omissions or misrepresentations. In the event any Claim is brought against NutraCea which Claim, if determined adversely would entitle NutraCea to indemnity, the party with notice of the Claim shall provide notice to the other party specifying in detail the basics for the Claim and the facts pertaining thereto, Licensee shall vigorously defend such Claim and indemnify and hold harmless NutraCea from and against all liability, loss, damage, cost or expense arising therefrom. NutraCea, as applicable, shall have the right to employ counsel separate from counsel employed by Licensee in any such action and to participate in the defense thereof, provided that the fees and expense of such additional counsel shall be paid by NutraCea.

10.2   Indemnity by NutraCea. NutraCea agrees to defend, indemnify and hold Licensee or the Joint Entity and all of their respective officers, directors, employees and agents harmless from and against any and all claims, damages, liabilities, costs and expenses, including reasonable legal fees, arising out of (a) any breach by NutraCea of any representation, warranty or agreement made in this Agreement; and (b) any claim that Licensee’s (or the Joint Entity’s) sale of the Products or the use of the Intellectual Property in accordance with this Agreement infringes on or violates the rights of any Person; provided however that NutraCea is under no obligation to defend, indemnify or hold Licensee or the Joint Entity harmless from any claim by any governmental body that use of the Intellectual Property infringes or violates the rights of such governmental body. Licensee shall give prompt written notice, cooperation and assistance to NutraCea in respect of any such claim, provided that the failure to give prompt notice shall not affect NutraCea’s indemnification obligation, except to the extent NutraCea is prejudiced by such failure. Licensee shall have the option to undertake and conduct the defense and/or settlement of any such claim or proceedings provided that no settlement of any such claim shall be made without the prior written consent of NutraCea.

11.          Relationship of the Parties. Nothing contained herein shall be construed to make Licensee the agent of NutraCea or NutraCea the agent of Licensee for any purpose, except as specifically set forth herein, and neither party shall have any right whatsoever to incur any obligations on behalf of or binding upon the other party, except as specifically set forth herein. Licensee agrees that at all times it shall solicit orders for the Products as an independent contractor in accordance with the terms of this Agreement and that it shall not at any time represent orally or in writing to any person or entity that it has any right, power or authority not expressly granted by this Agreement.

12.          Miscellaneous.

12.1.         Assignment. This Agreement and the License herein granted shall be binding upon and inure to the benefit of the successors-in-interest of the respective parties. Neither this Agreement nor any interest hereunder shall be assignable by either party without the written consent of the other; provided, however, that either may assign this Agreement, or any part of its rights and obligations hereunder, to any Affiliate or to any corporation or entity with which such party may merge or consolidate, or to which it may transfer all or substantially all of its assets to which this Agreement relates, without obtaining the consent of the other party.

12.2.         Notices. All notices required hereunder shall be sent by certified mail return receipt requested, express courier with a nationally recognized courier service or by telex confirmed by such certified mail, to the party to be notified at its following address or at such other address as shall have been specified in written notice from the party to be notified.
If to NutraCea:

NutraCea
5090 North 40th Street, Suite 400
Phoenix, AZ 85018
Attn: Brad Edson

With a copy to:

Weintraub Genshlea Chediak Law Corporation
400 Capitol Mall, Suite 1100
Sacramento, CA 95818
Attn: Chris Chediak

If to Licensee:

Pacific Holding Advisors Limited
53 Cairnhill Road
Cairnhill Plaza #12-01
Singapore 229664
Singapore

With copy to:

Troy & Gould
1801 Century Park East, 26th Floor
Los Angeles, California 90067
Attn: Istvan Benko

12.3.         Entire Agreement. The foregoing (including the agreements and exhibits referenced herein) is the parties’ entire agreement, superseding all prior oral or written agreements and understandings with respect to the subject matter hereof. The terms set forth herein shall be severable and the failure of any distinct part will not void the remainder.

12.4.         Modification and Amendment. This Agreement may be modified or amended only in writing and signed by both parties.

12.5.         Survival. The provisions of this Agreement that by their terms or context are intended to survive termination of this Agreement, shall so survive the termination of this Agreement.

12.6.         Governing Law. The parties agree that this Agreement shall be governed by the laws of the State of California. Licensee and NutraCea expressly agree that any action at law or in equity arising under this Agreement shall be filed only in the Courts of the State of California in a county of competent jurisdiction or the United States District Court in a California district of competent jurisdiction. The parties hereby consent and submit to the personal jurisdiction of such courts for the purposes of litigating any such action.

12.7.         Recovery of Legal Fees and Costs. In the event any litigation is brought by either party in connection with this Agreement, the prevailing party in such litigation shall be entitled to recover from the other party all the costs, attorneys' fees and other expenses incurred by such prevailing party in the litigation.

12.8.         Counterparts. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

12.9.         Binding Agreement. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto, and their respective legal successors and assigns.

12.10.        Waiver. Performance of any obligation required of a party hereunder may be waived only by a written waiver signed by the other party, which waiver shall be effective only with respect to the specific obligation described therein.

12.11.        Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

12.12.        Publicity. Neither party shall the terms of this Agreement or make any public announcement regarding this Agreement or the subject matter contained herein without the prior written consent of the other party, except as may be required by applicable law, in which event, the disclosing party shall endeavor to give the non-disclosing party prompt notice in order to allow the non-disclosing party the opportunity to seek a protective order. Notwithstanding any of the foregoing to the contrary, the existence of this Agreement may be disclosed to a third party and the terms and conditions of this Agreement may be disclosed by a party to bona fide potential investors, acquirors or partners of such party in the course of such person’s due diligence investigation of such party, where such person has entered into a written non-disclosure agreement with such party that includes terms no less restrictive than those included herein.

12.13.        Time. Time is of the essence in this Agreement.

12.14         Further Action. The parties agree to take all action necessary or useful to complete and accomplish the intentions of this Agreement.

[SIGNATURE PAGE TO FOLLOW]

The authorized representatives of the parties have executed this Agreement as of the Effective Date

NutraCea:	Pacific Advisors Holdings Limited:

By:	By:

Title:	Title

[SIGNATURE PAGE TO LICENSE AGREEMENT]

Exhibit A

Products

Exhibit B

Products Literature

Exhibit C

Guaranty